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                                                                    EXHIBIT 10.5

                           THE BOSPHOROUS GROUP, INC.
                       318 NORTH CARSON STREET, SUITE 208
                          CARSON CITY, NEVADA 89701 USA
                             DMCCLORY@BOSPHOROUS.NET

                        INDEPENDENT CONSULTING AGREEMENT

This Agreement is made this 1st day of October 2003 by and between Centergistic Solutions, Inc., a California corporation (CSI), and The Bosphorous Group, Inc., a Nevada corporation (TBG).

TBG agrees to serve CSI and its owners, shareholders and affiliates, as investment banking consultants in an effort to assist CSI in the listing of its shares on a stock exchange, the sale of its business, the private or public placement of financing, debt, common or preferred stock ("the financing"). Accordingly, the parties agree as follows:

      1. TBG will work closely with CSI executives as requested to provide advisory consulting services to CSI on a progressive basis for the following anticipated six phases of the assignment, including but not limited to: I. Preparation and Packaging to create an Investor Information Memorandum and PowerPoint for preliminary broker and investor selection; II. Broker and Investor Introduction Presentations to obtain indications of public listing and funding interest; III. Broker Selection and Engagement for public listing and funding commitment; IV. Listing Preparation with the broker, including an analyst's research report and the SEC as well as the exchange's application document; V. Syndicate Selling with the broker to solicit subscriptions for the funding through a road show;
            VI. Listing and Secondary Funding of CSI's shares on a stock exchange with the broker and subsequent investors in a secondary fundraise or other transaction.

      2. CSI will hire TBG's Daniel J. McClory as an employee and pay McClory US$1,000 per month, as well as pay the costs of participation in CSI's medical benefits program for McClory and his family. CSI will pay TBG a nonrefundable Success Advisory Fee of US$12,500 upon receipt by CSI of US$1,000,000 or greater in financing following the date of this Agreement. CSI will pay TBG a second nonrefundable Success Advisory Fee of US$12,500 upon receipt by CSI of US$2,000,000 or greater in aggregate financing following the date of this Agreement. Finally, CSI will pay TBG a third nonrefundable Success Advisory Fee of US$12,500 upon receipt by CSI of US$3,000,000 or greater in aggregate financing

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      following the date of this Agreement. Each of these three Success Advisory
      Fees of US$12,500 shall be payable in registered and unrestricted stock of CSI, calculated at the rate of US$3.18 per share, based on the most recent financing completed by CSI prior to the date of this Agreement, and as adjusted for splits. In addition, CSI shall pre-pay or reimburse TBG for all reasonable business expenses, providing such expenses are approved in advance by CSI. CSI shall reimburse TBG within 15 days of presentation of such expenses.

      3. CSI will have the absolute right to accept or reject any offer received from prospective sponsoring investment banks, investors, partners, or merger proposals submitted by TBG. Finders' Fees as defined below shall be payable by CSI to TBG only if a transaction initiated or completed by TBG is consummated.

      4. This Agreement shall be in effect from the date first written above and continue thereafter for nine (9) months. However, it may be terminated by either party with 30 days written notice.

      5. TBG shall use its best efforts to negotiate with prospective sponsoring brokers, investment banks, investors and partners. CSI will furnish material in the form of a draft offering document, based on information compiled and supplied by CSI.

      6. During the term of this agreement, and for 18 months following termination, CSI agrees to pay TBG a Finders' Fee in cash at the closing of the sale or financing between CSI and purchasers, investors, lenders and affiliates introduced to CSI by TBG. The purchasers, lenders and affiliates must directly invest in CSI, and not through any party other than TBG. The 5% Finders' Fee shall be determined by multiplying 0.05 times the gross purchase price in the event of the sale of the CSI business, or times the proceeds received by CSI from investors or lenders introduced by TBG.

      7. During the term of this agreement, and for 18 months following termination, CSI agrees to issue to TBG Finders' Fee warrants to purchase common stock in an amount equal to 5% of the debt, common or preferred stock purchased as a result of each financing by an investor introduced to CSI by TBG. The purchasers, lenders and affiliates must directly invest in CSI, and not through any party other than TBG. Such warrants shall have an exercise term of 5 years from the date of issuance, shall allow for their cashless exercise, and shall be exercisable at a price equal

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            to the price per share of the financing from the TBG-introduced investor.

      8. Notwithstanding the above, at TBG's discretion, any portion of the amounts listed above in the Finders' Fee section 6 may be applied toward the purchase of unrestricted, freely-tradable CSI stock, subject to any restrictions placed by an underwriter, at the then-current round price.

      9. During the negotiations of this agreement, TBG can seek to obtain interest from potential listing sponsors and investment candidates. CSI agrees not to circumvent TBG by attempting to contact or deal directly with any parties referred or introduced by TBG, for a period of 18 months, unless TBG authorizes and approves such in writing.

      10. CSI shall indemnify TBG, its officers, directors, employees, and agents for any liability, claim, or expense, including any reasonable attorney's fees, arising out of or in connection with this agreement or the services of TBG hereunder, except to the extent attributed to the negligence or willful misconduct of TBG.

      11. TGB shall indemnify CSI, its officers, directors, employees, and agents for any liability, claim, or expense, including any reasonable attorney's fees, arising out of or in connection with this agreement or the services of TBG hereunder, except to the extent attributed to the negligence or willful misconduct of CSI.

      12. This agreement shall be interpreted under the laws of the State of California. Any controversy, dispute or claim between the parties relating to this agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association in Orange County, California.

      13. TBG undertakes no representation, express or implied, that it will effect the sourcing of investment partners as a result of this agreement. The duties of TBG shall not include legal and accounting, which shall be prepared by CSI at its own expense. CSI shall furnish TBG complete, accurate and historic business information and shall promptly inform TBG of any changes, which may materially affect its business or TBG services under this agreement.

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      14.       By signing this agreement, CSI's signing party represents that he has the unconditional authority of its Board of Directors to enter into this agreement on behalf of CSI.

      15. This is the entire agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations, and undertakings of the parties. No modifications of this agreement shall be binding unless agreed in writing by the parties.

Please indicate your acceptance of this agreement by executing and returning the enclosed copy.

CENTERGISTIC SOLUTIONS, INC.                THE BOSPHOROUS GROUP, INC.

BY:____________________                     BY:_____________________

RICARDO G. BRUTOCAO                         DANIEL J. McCLORY

CHAIRMAN AND CEO                            PRESIDENT

DATE:__________________                     DATE:___________________